Exhibit 1.1

ASSET PURCHASE AGREEMENT

Dated as of

May 25, 2010

By and among

Intervest National Bank, Intervest Mortgage Corporation

and

VFC Partners 4 LLC

	(k)	Appraisals	17
	(l)	Disbursement of Loan Proceeds	17
	(m)	Cross-Collateralization	17
	(n)	Litigation	17
	(o)	Assets Subject to Sale Orders	17
	(p)	Accuracy of Information	18
4.3	Representations and Warranties of the Buyer		18
	(a)	Organization, Existence, Etc	18
	(b)	Authority and Enforceability, Etc	18
	(c)	No Consents or Approvals Required	19
	(d)	Conflict with Applicable Laws or Contracts	19
	(e)	Financial Condition	19
	(f)	Decision to Purchase	19
	(g)	No Reliance	19
	(h)	Brokers	19
	(i)	Accuracy of Information	20

Article V Repurchase of Assets for Breach of Warranty			20

5.1	No Impairment		20
5.2	Right to Cure Breach or Repurchase Affected Assets		20
5.3	Reassignment of Repurchased Assets		20
5.4	Servicing of Repurchased Assets		21

Article VI Conditions Precedent to Closing			21

6.1	Conditions Precedent to Buyer’s Obligations		21
	(a)	Performance of Covenants	21
	(b)	Representations and Warranties	21
	(c)	Legal Opinion	21
	(d)	Investment Agreement	22
	(e)	No Proceeding or Prohibition	22
	(f)	Governmental Approvals	22
	(g)	Other Approvals	22
6.2	Conditions Precedent to Seller’s Obligations		22
	(a)	Performance of Covenants	22
	(b)	Representations and Warranties	22
	(c)	No Proceeding or Prohibition	22
	(d)	Governmental Approvals	23
	(e)	Other Approvals	23
	(f)	Investment Agreement	23

Article VII Additional Covenants and Indemnification			23

7.1	Payments Subsequent to the Closing Date		23
7.2	Execution of Separate Assignments		23
7.3	Further Assurances		23

(ii)

7.4	Pledged Accounts and Instruments	24
7.5	Information after Closing	24
7.6	Notices	24
7.7	Indemnity	25
	(a) Sellers’ Indemnity of Buyer	25
	(b) Buyer’s Indemnity of Sellers	25
	(c) Certain Limitations	26
7.8	Indemnification Procedures for Certain Losses	26
	(a) Procedure for Third Party Claims	26
	(b) Procedure for Non-Third Party Claims	27
	(c) Reduction of Claim or Loss	27

Article VIII Termination		28

8.1	Termination by Mutual Agreement	28
8.2	Termination by the Sellers	28
8.3	Termination by the Buyer	28

Article IX Miscellaneous Provisions		28

9.1	Expenses	28
9.2	Certificates	28
9.3	Notices	28
9.4	Parties in Interest; Amendment	30
9.5	Severability	30
9.6	Construction	30
9.7	Headings	30
9.8	Assignment	31
9.9	Survival	31
9.10	Press Releases	31
9.11	Entire Agreement	31
9.12	Governing Law	31
9.13	Counterparts	31

(iii)

Schedules

Schedule A

Schedule B

Schedule C

Schedule D

Schedule E

Exhibits

Exhibit A-1	Form of Bill of Sale
Exhibit A-2	Form of Bill of Sale and General Assignment
Exhibit B	Form of Allonge
Exhibit C	Form of Assignment of Mortgage
Exhibit D	Form of Assignment of Loans and Liens
Exhibit E	Form of Affidavit of Lost Note
Exhibit F	Form of Investment Agreement
Exhibit G	Form of Stock Power
Exhibit H	Form of Assignment of Membership Interest
Exhibit I	Form of Notice to Obligors
Exhibit J	Form of Assignment of Bid

(iv)

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), entered into as of May 25, 2010 by and among Intervest National Bank, a nationally chartered commercial bank, Intervest Mortgage Corporation, a New York corporation (each a “Seller” and collectively, the Sellers”), and VFC Partners 4 LLC, a Delaware limited liability company (the “Buyer”), sets forth the terms and conditions whereby the Sellers agree to sell and the Buyer agrees to purchase the Assets identified herein.

RECITALS

WHEREAS, Intervest National Bank is a nationally chartered commercial bank engaged in the business of making commercial mortgage loans to borrowers; and

WHEREAS, Intervest Mortgage Corporation was engaged in the business of making commercial loans to borrowers; and

WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer, certain non-performing commercial mortgage loans and other real estate owned by the Sellers identified herein, subject to the terms and conditions of this Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Sellers and the Buyer hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used herein, the following defined terms, unless the context otherwise requires, shall have the following meanings:

“Adjustment Payment” means, with respect to a Loan, an amount determined by multiplying (a) the amount by which (i) the outstanding principal balance of the Loan as of the Cut Off Date as set forth on Schedule A, exceeds (ii) the actual outstanding principal balance of the Loan as of the Cut Off Date, by (b) a percentage determined by dividing (i) the Allocated Purchase Price for the Loan by (ii) the outstanding principal balance of the Loan as of the Cut Off Date as set forth on Schedule A.

“Adjusted Purchase Price” has the meaning given to such term in Section 2.5(b).

“Adjusted Purchase Price Notice” has the meaning given to such term in Section 2.5(b).

“Applicable Law” means for any person or property of such person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority, and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Allocated Purchase Price” means the purchase price allocation agreed to by the Sellers and the Buyer as to each Loan and OREO as set forth on Schedule A. The Allocated Purchase Price is utilized solely for purposes of this Agreement and is not an agreement by the Sellers and the Buyer as to the value of a Loan or OREO.

“Arbitrator” means, in the event of a dispute under Section 2.5(d), a certified public accountant selected by the mutual consent of the parties within twenty (20) days after the expiration of the resolution period; provided that if the parties fail to select an arbitrator in such timeframe, one person nominated by each party to serve as arbitrator within such twenty (20) day timeframe shall select the Arbitrator by mutual consent, or if only one arbitrator was selected in such timeframe, such arbitrator shall serve as the Arbitrator.

“Assets” means the Loans, the Direct OREO and the Equity Interests.

“Assumed Contracts” means the broker listing agreements, property management agreements and leases described on Schedule C hereto.

“Bankruptcy Court” has the meaning given to such term in Section 4.2(o)(i).

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

“Certificate” has the meaning given to such term in Section 9.2.

“Closing” has the meaning given to such term in Section 2.2.

“Closing Date” has the meaning given to such term in Section 2.2.

“Closing Documents” has the meaning given to such term in Section 3.1.

“Company” means Intervest Bancshares Corporation, the parent company of the Sellers.

“Company Records” means, with respect to each OREO Company, all company records maintained by the Company and in the possession of the Company with respect to such OREO Company in any form, including, without limitation: (a) the certificate of incorporation, bylaws, certificate of formation and operating agreement of the OREO Company, as applicable, and any amendment or supplement to any of the foregoing; (b) the minute book of such OREO Company; (c) all minutes, resolutions, consents or votes of the equity holders, managers and directors of the OREO Company, as applicable; (d) all agreements to which the OREO Company is a party or to which its assets is subject; (e) records of all accounts maintained by the OREO Company; (f) all tax records and filings; (g) all filings made with any Governmental Authority by or on behalf of the OREO Company; and (h) all financial statements, reports and records maintained with respect to the OREO Company or the OREO.

“Cut Off Date” means March 31, 2010.

“Direct OREO” means the real property identified as such on Schedule A hereto which is to be conveyed by deed at the Closing to an entity established by the Buyer pursuant to Section 2.1.

“Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, orders of courts or Governmental Authorities and decrees relating to or affecting the Mortgaged Property and relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, polluting, infectious, radioactive or other dangerous waste, substance or material as now or at any time hereafter in effect.

“Environmental Site Assessment” means, in respect of any Mortgaged Property or OREO, a “Phase I assessment” or “Phase II assessment” conducted in accordance with ASTM Standard E 1527-97 or any successor thereto published by the American Society for Testing and Materials Standard.

“Equity Interests” means the outstanding equity interests in each of the OREO Companies.

“Governmental Authority” means, with respect to any person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such person.

“Indemnitee” has the meaning given to such term in Section 7.8(a)(i).

“Indemnitor” has the meaning given to such term in Section 7.8(a)(i).

“Indirect OREO” means the real property identified as such on Schedule A hereto the beneficial ownership of which is to be transferred to the Buyer at the Closing pursuant to Section 2.1 by assignment of the Equity Interests of the OREO Company which owns the Indirect OREO.

“Insolvency Laws” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time, the Federal Deposit Insurance Act, (12 U.S.C. § 1811, et seq.), as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing (including any UCC financing statement or any similar instrument filed against a person’s assets or properties).

“Loan Files” means, with respect to any Loan and Related Property, all loan files, credit files and other documentation related to the Loan or Related Property in the possession or control of the Seller and maintained in accordance with the record retention policies of Seller, including, but not limited to, the writings or copies thereof, Notes, Mortgages, loan agreements, commitment letters, assignments of rents, collateral assignments, Environmental Site Assessments, financing statements, appraisals, analysis, loan history and credit memoranda relating to the Loan, and any and all data in electronic form relating to the Loan or Related Property.

“Loans” means the loan assets acquired by the Buyer from the Sellers on the Closing Date pursuant to Section 2.1, which assets shall include the Sellers’ right, title and interest in the following:

(i) all loans set forth on Schedule A hereto, all payments paid in respect thereof and all monies due, to become due or paid in respect thereof accruing on and after the Cut Off Date;

(ii) all security interests and Liens and Related Property subject thereto from time to time purporting to secure payment by Obligors under such loans including all rights of the Sellers under any lockbox agreements, blocked account agreements or similar control agreements entered into by a Seller, any Obligor and any depository institution or other third party related to the collection or disbursement of amounts received or funded under the loans;

(iii) all guaranties, indemnities and warranties, and other agreements or arrangements of whatever character from time to time supporting or securing payment of such loans;

(iv) all collections and records with respect to the foregoing;

(v) all deferred loan fees with respect to the foregoing;

(vi) all Loan Files;

(vii) all Servicing Rights;

(viii) all insurance proceeds payable with respect to such loan;

(ix) all causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by or for the benefit of the Sellers with respect to the Loans, the Related Property or the ownership, use, function, value of or other rights pertaining thereto, whether arising by way of counterclaim or otherwise; provided, however, that the Loans do not include any claims or counterclaims against the Sellers related to actions or omissions of the Sellers related to any breach of the loan documents, fraud or other torts allegedly committed by the Sellers or any other acts or omissions of the Sellers related to its ownership, management or servicing of the Loans, all of which are retained by the Sellers; and

(x) all income, payments, proceeds and other benefits of any and all of the foregoing, including but not limited to, all accounts, cash and currency, chattel paper, electronic chattel paper, tangible chattel paper, copyrights, copyright licenses, equipment, fixtures, general intangibles, instruments, commercial tort claims, deposit accounts, inventory, investment property, letter of credit rights, software, supporting obligations, accessions, and other property consisting of, arising out of, or related to the foregoing.

“Mortgage” means the mortgage, deed of trust or other instrument creating a Lien on a Mortgaged Property.

“Mortgaged Property” means the underlying real property and any improvements thereon on which a Lien is granted to secure a Loan.

“Notes” means each promissory note or other instrument evidencing indebtedness including, without limitation, all modifications, restructurings, extensions, consolidations and amendments thereof.

“Obligor” means, with respect to any Loan, any person or persons obligated to make payments pursuant to or with respect to such Loan, including any guarantor thereof.

“OREO” means the Direct OREO and the Indirect OREO.

“OREO Companies” means the limited liability companies and corporations that hold all right, title and interest in and to the Indirect OREO, which entities are set forth on Schedule A hereto.

“OREO Files” means all books, records, files and papers, whether in hard copy or computer format, pertaining to the OREO, including, without limitation, foreclosure documentation, engineering information, photographs, data, sales and purchase correspondence, lists of present and former suppliers, accounts and account histories, invoices, insurance policies, Environmental Site Assessments and any information relating to any Tax imposed on the OREO.

“Permitted Liens” means: (a) materialmen’s, warehousemen’s, mechanics’ and other Liens arising by operation of law in the ordinary course of business for sums not due or sums that are being contested in good faith; (b) purchase money security interests in certain items of equipment; (c) Liens for state, municipal and other local taxes if such taxes shall not at the time be due and payable or the validity or amount thereof is currently being contested by an appropriate person in good faith by appropriate proceedings; and, with respect to real property; (d) imperfections of title, other than customary carve-outs for future liens and the like, which are described in any Title Insurance Policy provided to the Buyer on or before May 17, 2010; and (e) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

“Properties” has the meaning given to such term in Section 4.2(o)(i).

“Purchase Price” has the meaning given to such term in Section 2.4.

“Purchase Price Settlement Statement” has the meaning given to such term in Section 2.5(a).

“Related Property” means, with respect to any Loan and as applicable in the context used, the interest of the Obligor, or the interest of the Buyer or the Seller under the Loan, in any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan (including, without limitation, mortgaged property and/or a pledge of the stock, membership or other ownership interests in the Obligor), including all proceeds from any sale or other disposition of such property or other assets.

“Relevant OREO Company” has the meaning given to such term in Section 5.2.

“Repurchase Price” means the price to be paid by the Seller for a Loan, Direct OREO or the Equity Interests of a Relevant OREO Company if repurchased from the Buyer pursuant to the terms of this Agreement, which shall be computed as follows: (a) the Allocated Purchase Price for the relevant Loan or OREO taking account adjustments to the Purchase Price pursuant to this Agreement; minus (b) all principal payments paid by any Obligor or otherwise received or collected by the Buyer in respect of the Loan or OREO between the Closing Date and the repurchase date, as certified by the Buyer to the Seller as true and accurate; plus (c) all (i) reasonable amounts paid by the Buyer in good faith to third parties to collect principal, interest and other amounts due with respect to the Loan or OREO; and (ii) commercially reasonable advances made by the Buyer to third parties in order to protect the security of its collateral and other advances made, or expenses incurred, by the Buyer related to the Loan or OREO, in each case from the Closing Date to the repurchase date (as evidenced by invoices and canceled checks); plus (d) interest on the aggregate amount of (a) plus (c) minus (b) at 6% per annum from the Closing Date through the date of repurchase, which interest amount will be reduced by any interest received by the Buyer from any Obligor or otherwise received or collected by the Buyer in respect of the Loan or OREO; provided that in the event that the reduction for such interest payments received by the Buyer exceeds the interest amount calculated at the 6% interest rate, such excess shall not further reduce the aggregate amount determined under (a), (b) and (c), nor shall any such payments otherwise reduce the amounts or expenses under (a), (b) and (c).

“Sale Documents” means this Agreement and all attachments hereto, and all other instruments, agreements, certificates and other documents at any time executed and delivered by or on behalf of the Sellers and/or the Buyer in connection with the sale of the Assets.

“Sale Orders” has the meaning given to such term in Section 4.2(o)(i).

“Separate Assignments” has the meaning given to such term in 7.2.

“Servicing Rights” means all of the Sellers’ rights (excluding its obligations) for the servicing of the Loans.

“Tax” has the meaning given to such term in Section 2.7(a).

“Termination Date” has the meaning given to such term in Section 8.2.

“Third Party Claim” has the meaning given to such term in Section 7.8(a)(i).

“Title Insurance Policy” has the meaning given to such term in Section 4.2(e).

“Title Insurer” has the meaning given to such term in Section 4.2(e).

“UCC” means the Uniform Commercial Code as in effect in the State of New York or other relevant jurisdiction from time to time.

1.2 Other Terms. All accounting terms used but not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States. The symbol “$” shall mean the lawful currency of the United States of America. All terms used in Article 9 of the UCC, and not specifically defined herein, are used herein as defined in such Article 9.

ARTICLE II

PURCHASE AND SALE OF THE ASSETS; CLOSING

2.1 Agreement to Purchase and Sell. Subject to and in accordance with the terms and conditions of this Agreement, the Sellers hereby agree to sell, assign, transfer and convey (or cause wholly-owned subsidiaries of the Sellers to sell, assign, transfer and convey) to the Buyer on the Closing Date, and the Buyer hereby agrees to purchase and accept on the Closing Date, all rights, title, and interests of the Sellers or wholly-owned subsidiaries of the Sellers, together with all payment and performance obligations of the Sellers, which arise and occur after the Closing Date, in, to and under the Assets. In addition, the Sellers hereby agree to assign (or cause wholly-owned subsidiaries of the Sellers to assign) to the Buyer on the Closing Date, and the Buyer shall assume and agree to perform and discharge in accordance with their respective terms, the Assumed Contracts.

2.2 Closing. The closing of the purchase and sale of the Assets (the “Closing”) shall take place at such location as shall be mutually agreed upon by the Buyer and the Sellers. The date on which the Closing shall occur (the “Closing Date”) shall be on a date to be mutually agreed upon by the Buyer and Sellers, and which shall be as soon as practicable following satisfaction or waiver of the conditions set forth in Article VI hereto. The transactions contemplated hereby shall become effective at the close of business on the Closing Date.

2.3 Transfer of Servicing; Escrow Deposits. The Loans shall be conveyed to the Buyer on a servicing-released basis and the Buyer shall be entitled to all of the Sellers’ rights with respect to the Loans on the Closing Date. Sellers will assign and transfer to Buyer all escrow deposits and payments required by the terms of each Loan which are in the possession of, or under the control of, the Sellers (except to the extent they have been disbursed for their intended purpose). For the avoidance of doubt, there shall be no offsets or adjustments in the Purchase Price for escrow accounts with negative balances.

2.4 Purchase Price. In consideration for the Assets to be purchased hereunder, on the Closing Date the Buyer shall pay to the Sellers by wire transfer in immediately available funds an amount (the “Purchase Price”) equal to $115,601,681, as adjusted pursuant to Section 2.5(a) and Section 9.1, if necessary. No portion of the purchase price has been allocated to any personal property included in the Assets or to the Assumed Contracts.

2.5 Adjustments to Purchase Price.

(a) The Purchase Price shall be reduced, dollar for dollar, by the amount of any repayments or recoveries with respect to the Loans and, except as provided in Section 2.7, the OREO that are received by the Sellers (or any of their affiliates) on or after the Cut Off Date. The Purchase Price shall be increased, dollar for dollar, for up to thirty (30) days of accrued interest actually collected after the Cut Off Date on each of the Loans listed on Schedule D attached hereto. The amounts of such accrued interest are set forth in Schedule D. The adjusted Purchase Price shall be calculated on a settlement statement prepared by the Sellers and delivered to the Buyer two (2) Business Days prior to the Closing Date (the “Purchase Price Settlement Statement”).

(b) If within ninety (90) days of the Closing, either party determines that there has been an error, miscalculation of interest and/or principal, misapplied payments, unapplied payments, accounting errors, or other omission or misstatement made by the Sellers on the Purchase Price Settlement Statement, that party may recalculate all the adjustments required pursuant to Section 2.4, and notify the other party in writing (such notice, the “Adjusted Purchase Price Notice”) of any adjustments to the Purchase Price due to such errors, miscalculations of interest and principal, misapplied payments, unapplied payments, accounting errors or other omission or misstatement (as adjusted, the “Adjusted Purchase Price”).

(c) No later than ten (10) Business Days after receipt of the Adjusted Purchase Price Notice, the party that received the Adjusted Purchase Price Notice may notify the other party in writing of any objection to the items, amounts or calculations contained therein. A notice under this Section 2.5(c) shall specify, in reasonable detail, the items that are being disputed, and the party delivering such notice shall be deemed to have agreed with all other items, amounts and calculations contained in the Adjusted Purchase Price Notice.

(d) At the request of either party, any dispute between the parties relating to the calculation of the Adjusted Purchase Price that cannot be resolved by them within ten (10) Business Days after receipt of notice of any objections to such calculation pursuant to Section 2.5(c) shall be referred to the Arbitrator for decision, which decision shall be final and binding on the parties. The parties agree that they will request that the Arbitrator render its decision within twenty (20) days after referral of the dispute to the Arbitrator for decision pursuant hereto. The fees of the Arbitrator shall be borne by each of the parties equally.

(e) The dollar value of the Adjusted Purchase Price shall become binding on the parties hereto upon the earliest of (i) the expiration of the ten (10) Business Day period within which a party may provide notice of objections thereto pursuant to Section 2.5(c) if no notice of objection has been given, (ii) agreement by the parties that the dollar value of the Adjusted Purchase Price, together with any modifications thereto agreed by the parties, shall be final and binding, or (iii) the date on which the Arbitrator issues its decision with respect to any dispute relating to such calculation.

(f) If the dollar value of the Adjusted Purchase Price which becomes binding on the parties pursuant to Section 2.5(e) is greater than the Purchase Price paid by the Buyer, the Buyer shall pay the amount of the deficiency to the Seller within thirty (30) Business Days after the date the Adjusted Purchase Price becomes binding. If the Adjusted Purchase Price which becomes binding on the parties pursuant to Section 2.5(e) is less than the Purchase Price paid by the Buyer, the Seller shall refund the excess amount to the Buyer within thirty (30) Business Days after the date the Adjusted Purchase Price becomes binding.

2.6 Effect of Purchase.

(a) From and after the Closing Date, the ownership of each Asset and each related Loan File, OREO File or Company Record transferred to the Buyer hereunder, including, without limitation, the rights of the Sellers or their wholly-owned subsidiaries under any lockbox agreement, blocked account agreement or other arrangement with any Obligor or depository institution with respect to receipt and disbursement of funds related to any Loan, shall be vested in the Buyer and no Seller or any of their wholly-owned subsidiaries shall have any continuing rights in, or, except as otherwise expressly set forth herein, obligations with respect to, such Asset, Loan File, OREO File or Company Record. Without limiting the generality of the foregoing, the Buyer shall have all rights and indicia of ownership, including the right to assign, convey, pledge, encumber, or otherwise transfer each such Asset.

(b) The parties intend and agree that (i) the transfer of the Assets by the Sellers to the Buyer hereunder is intended to be a sale, conveyance and transfer of ownership of the Loans, Direct OREO and Equity Interests, rather than the mere granting of a security interest to secure a borrowing and (ii) such Assets shall not be part of any Seller’s estate in the event of a receivership or conservatorship of the Seller. In the event, however, that notwithstanding such intent and agreement, such transfer is deemed to be a mere granting of a security interest to secure indebtedness, the Sellers and their wholly-owned subsidiaries shall be deemed to have granted (and as of the Closing Date hereby grant) to the Buyer, a perfected first priority security interest in all right, title and interest of the Sellers and their wholly-owned subsidiaries in the Assets, and this Agreement shall constitute a security agreement under Applicable Law, securing the obligations and/or interests represented by this Agreement and such other obligations or interests as may arise hereunder in favor of the parties hereto.

2.7 Taxes, Fees and Other Expenses

(a) The Sellers acknowledge their liability for all real estate taxes, ad valorem taxes, personal property taxes and other taxes, assessments and charges, license and permit fees, water and sewer rents and all other charges affecting the OREO, and any interest and penalties thereon (collectively, the “Taxes”) through the Closing Date only, whether or not such Taxes are (i) due and payable as of the Closing Date, (ii) delinquent as of the Closing Date or (iii) billed as of the Closing Date. The Buyer shall be liable for all Taxes on the OREO accruing after the Closing Date. Taxes paid by the Sellers prior to the Closing Date with respect to periods that extend beyond the Closing Date shall be prorated and adjusted as set forth below. Any Tax payable for any period prior to the Closing Date for which a bill has not yet been rendered shall be prorated to the Sellers based on the Tax due for the prior billing period. All Tax prorations in favor of either the Sellers or the Buyer pursuant to this Section 2.7(a) shall be credited to the appropriate party in the settlement statement referred to in subsection (c), below.

(b) With respect to OREO, the following items are to be paid by the Sellers through the Closing Date: (i) utilities (including, without limitation, heat, electric power, fuel, water and/or meter charges); (ii) sewer and sanitary charges and taxes thereon; (iii) amounts prepaid or payable pursuant to insurance premiums, management or brokerage agreements, service, supply, security, maintenance or similar agreements; or (iv) any other similar fees or expenses in connection with the servicing of the OREO. The Buyer shall be responsible for and shall pay any such charges that relate to all periods after the Closing Date, regardless of when such items are due and payable. Any costs associated with obtaining title policies on the OREO properties set forth on Schedule E on or after May 10, 2010 shall be borne equally by the Buyer and the respective Seller. Any protective advances made by the Sellers after the date hereof shall be subject to the prior approval of the Buyer with respect to the advance and the related apportionment of expenses between the Sellers and the Buyer, which consent shall not be unreasonably withheld or delayed. The Buyer shall be entitled to any refunds received by the Sellers (or any of their affiliates) after the Closing Date with respect to insurance or other prepaid items on OREO.

(c) The items set forth in Sections 2.7(a) and 2.7(b) above, together with all rents and other payments actually received by the Sellers under the terms of any lease for the month of Closing, shall be apportioned between the Sellers and the Buyer on the basis of a settlement statement approved in writing by the Sellers and the Buyer. The Sellers shall provide the Buyer with a proposed settlement statement listing all such apportioned expenses and copies of all invoices, contracts and evidence of payment supporting such apportioned expenses no later than thirty (30) days following the Closing. Any dispute pertaining to such settlement statement shall be resolved in the manner set forth in Section 2.5.

(d) The Buyer shall pay all transfer, filing and recording fees, taxes, costs and expenses in respect of the sale of Assets hereunder and agrees to indemnify and hold the Sellers harmless from and against any and all claims, liability, costs and expenses arising out of or in connection with the failure of the Buyer to pay any such amount on a timely basis. This Section shall not require the Buyer to pay any taxes, costs or expenses related to the Sellers’ sale or income tax obligations occasioned by the sale of the Assets.

ARTICLE III

CERTAIN PRE-CLOSING COVENANTS

3.1 Closing Documents. Immediately following the Closing, the Sellers shall deliver to the Buyer:

(a) with respect to each Loan, (i) a Bill of Sale in the form attached hereto as Exhibit A-1 selling, assigning, transferring and setting over to the Buyer all rights, title and interests of the Seller in, to and under the Loan, all on the terms and conditions set forth in this Agreement, and (ii) an Assignment of Loan and Liens in the form attached hereto as Exhibit D;

(b) with respect to each parcel of Direct OREO, (i) a Bill of Sale and General Assignment in the form attached hereto as Exhibit A-2, and (ii) an original Deed from the Seller in blank (or to such person as is directed by the Buyer in writing prior to the Closing);

(c) with respect to the Loans subject to the Sale Orders, an Assignment in the form attached hereto as Exhibit J;

(d) with respect to each OREO Company, certificates representing the shares of any OREO Company that is a corporation, duly endorsed and accompanied by duly executed stock powers in the form attached hereto as Exhibit G, or duly executed assignments, in the form attached hereto as Exhibit H, of the membership interests of any OREO Company that is a limited liability company;

(e) written resignations from all managers, directors and officers of each OREO Company, as applicable, effective as of the Closing Date;

(f) the original Notes, endorsed to the Buyer by allonge in the form attached hereto as Exhibit B, or affidavits of lost Notes in the form attached as Exhibit E;

(g) an assignment of each Mortgage in the form attached hereto as Exhibit C;

(h) copies of the Assumed Contracts; and

(i) such other documents as may be necessary for the sale of such Assets as required by the relevant jurisdiction to transfer title in accordance with standard practice (collectively, to the extent delivered to the Buyer, the “Closing Documents”).

Any qualifying language on the endorsements and assignments shall not affect, limit or enlarge the obligations of the Sellers and the rights, remedies and recourse of the Buyer under this Agreement.

3.2 Delivery of Files. Immediately following the Closing, the Sellers shall deliver to the Buyer (a) the Loan Files, (b) the OREO Files and (c) the Company Records, including, without limitation, originals of each Loan document, OREO File and Company Record to the extent originals are in the Sellers’ possession; provided that Sellers shall provide the Buyer with originals of each Loan document required to enforce the obligations thereunder.

3.3 Hazard, Liability Insurance, Etc. At the request and sole cost and expense of the Buyer, the Sellers shall cooperate with the Buyer in executing written requests to each hazard, casualty and liability insurer, and to the writing agent for each flood hazard insurer, issuing a policy of insurance obtained by an Obligor with respect to the Loans, requesting an endorsement of its policy of insurance effective on the Closing Date adding the Buyer as the mortgagee, the loss payee and/or an additional insured named therein, as the case may be, together with instructions that such endorsement be forwarded directly to the Buyer, with a copy to the Sellers at the address herein specified for notices. Each such request shall be prepared by the Buyer at its sole cost and expense, and any additional premium or other charge in connection therewith shall be paid by the Buyer.

3.4 Title. From and after the date hereof, the Sellers will not further encumber, or permit any OREO Company to further encumber, title to any OREO in any consensual manner without the written consent of the Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Upon the sale of the Assets, the Sellers are deemed to make the representations and warranties in Section 4.1 and Section 4.2, on which the Buyer will rely. Such representations and warranties are given as of the execution and delivery of this Agreement and as of the Closing Date.

4.1 Representations and Warranties Regarding Sellers. The Sellers hereby represent and warrant as follows:

(a) Organization, Existence, Etc. Intervest National Bank is a nationally chartered bank duly organized, validly existing and in good standing under the laws of the United States and Intervest Mortgage Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and each has the power to own its assets and to transact the business in which it is currently engaged.

(b) Authority, Enforceability, Etc. Each Seller has the power and authority to make, execute, deliver and perform its obligations under the Sale Documents and to consummate all of the transactions contemplated under the Sale Documents, and has taken all necessary corporate action to authorize the execution, delivery and performance of the Sale Documents. Each of the Sale Documents constitutes the legal, valid and binding obligation of each Seller party thereto, enforceable in accordance with their terms, except as enforcement of such terms may be limited by applicable Insolvency Laws and general principles of equity, whether considered in a suit at law or in equity.

(c) No Consents or Approvals Required. No Seller is required to obtain the consent of any other party (other than those that it has already obtained) or any consent, license, approval or authorization from, or registration or declaration with, any Governmental Authority (other than those that it has already obtained) in connection with the execution, delivery, performance, validity or enforceability of the Sale Documents.

(d) Conflict with Applicable Laws or Contracts. The execution, delivery and performance by each Seller of the Sale Documents to which it is a party, and the consummation of the transactions contemplated hereby or thereby, will not violate in any material respect any Applicable Law applicable to such Seller, or conflict with, result in a default under or constitute a breach of such Seller’s organizational documents or the contractual obligations to which such Seller is a party or by which such Seller or any of the Seller’s properties may be bound, or result in the creation or imposition of any Lien of any kind upon any of its properties pursuant to the terms of any such contractual obligations (other than any UCC financing statements filed by or at the request of Buyer).

(e) Financial Condition. Each Seller and each wholly-owned subsidiary of the Sellers transferring an Asset pursuant to this Agreement, at the time of and after giving effect to the conveyance of the Assets hereunder: (i) owns property, the fair value of which is greater than the amount of the Seller’s liabilities; (ii) is able to pay its debts and other liabilities as they mature in the normal course of business; (iii) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature; and (iv) has adequate capital for the business in which it is engaged. The sale of the Assets to the Buyer is not undertaken with the intent to hinder, delay or defraud any of the creditors or deposit insurers of either Seller or any of its affiliates.

(f) Accounting. Each Seller will treat the transfer of the Assets to the Buyer for all purposes as a sale and purchase on all of its relevant books and records.

(g) Legal Action Against Sellers. Except for the actions described on Schedule B hereto, there is no action, suit or proceeding of which either Seller has received actual notice pending against such Seller in any court or by or before any other governmental agency or instrumentality which would materially affect the ability of the Sellers to carry out the transactions contemplated by the Sale Documents.

(h) Brokers. The Sellers have not directly or indirectly dealt with anyone acting in the capacity of a finder or broker or incurred any obligation for any finder’s or broker’s fee or commission in connection with the transactions contemplated by this Agreement (other than any fees or commissions for which the Sellers shall be solely liable).

4.2 Representations and Warranties by Sellers as to the Assets. Each Seller further represents and warrants as follows as to any Asset being sold, directly or indirectly, by such Seller:

(a) Certain Schedule Information. The information pertaining to each Loan and OREO set forth on Schedule A is true and correct as of the Cut Off Date. Except as disclosed on Schedule A, each Loan is a whole loan and not a participation interest in a mortgage loan. If any of the information disclosed on Schedule A changes after the Cut Off Date, the Seller will provide the Buyer with prompt written notice of the changed information; provided that such notification will not change the representation or warranty made pursuant to this Agreement or impair the right of the Buyer to obtain its remedy for the breach of such representation or warranty.

(b) Title. The Seller is the owner of each Loan and the title to the documents evidencing and securing such Loan is good and marketable title and free and clear of any pledge, lien, encumbrance or security interest (other than those being extinguished on the Closing Date) and the assignment of the Loan to the Buyer validly and effectively transfers and assigns all legal and beneficial ownership of the Loan to the Buyer free and clear of any pledge, lien, encumbrance or security interest. The Loans are not subject to any prior assignment, conveyance, transfer or, except in the case of Conch House, Builders, LLC, participation or agreement to participate, in whole or in part.

(c) Certain Obligor Information. In respect of each Loan, (i) in reliance on public documents or certified copies of the incorporation or partnership or other entity documents, as applicable, delivered in connection with the origination of such Loan, the related Obligor is an entity organized under the laws of a state of the United States of America or the District of Columbia and (ii) as of the origination date, the Seller (based on customary due diligence) had no actual knowledge that the related Obligor is a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(d) Valid Mortgage. Except as otherwise disclosed to Buyer on Schedule A, each Loan is secured by the related Mortgage which establishes and creates a valid and subsisting first or second priority lien (as set forth on Schedule A) on the related Mortgaged Property, comprising real estate, and such first or second priority lien is free and clear of any liens, claims, encumbrances, participation interests, pledges, charges or security interests subject only to Permitted Liens. With respect to periods prior to the date a Title Insurance Policy was issued in connection with each Loan, the foregoing representation is made in reliance solely on such Title Insurance Policy, provided that such Title Insurance Policy was provided to the Buyer for review prior to the date of this Agreement. No such reliance on Title Insurance Policies is made for the foregoing representation with respect to periods after the dates of the respective Title Insurance Policies. Each Mortgage, together with any separate security agreement, UCC financing statement or similar agreement, if any, establishes and creates a first or second priority security interest (as set forth on Schedule A) in favor of the Seller in all personal property owned by the related Obligor that is used in, and is reasonably necessary to, the operation of the related Mortgaged Property and, to the extent a security interest may be created therein and perfected by the filing of a UCC financing statement under the UCC as in effect in the relevant jurisdiction, the proceeds arising from the Mortgaged Property.

(e) Title Insurance - Loans. The Seller has received an American Land Title Association (ALTA) lender’s title insurance policy or a comparable form of lender’s title insurance policy (or escrow instructions binding on the Title Insurer (as defined below) and irrevocably obligating the Title Insurer to issue such title insurance policy or a title policy commitment or pro-forma “marked up” at the origination of the related Loan and countersigned by the Title Insurer or its authorized agent) as adopted in the applicable jurisdiction (the “Title Insurance Policy”), which was issued by a nationally recognized title insurance company (the “Title Insurer”) qualified to do business in the jurisdiction where the applicable Mortgaged Property is located, covering the portion of each Mortgaged Property comprised of real estate and insuring that the related Mortgage is a valid first or second lien, as disclosed on Schedule A, in the original principal amount of the related Loan on the Obligor’s fee simple interest (or, if applicable, leasehold interest) in such Mortgaged Property comprised of real estate, subject only to Permitted Liens.

(f) Loan Documentation.

(i) The Loan documents for each Loan contain enforceable provisions (subject to any non-recourse provisions thereof) such as to render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure.

(ii) Each of the Loan documents is the legal, valid and binding obligation of the parties thereto (subject to any non-recourse provisions therein), enforceable in accordance with its terms, except as such enforcement may be limited by Insolvency Laws and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(iii) The terms of the Loans or the related Loan documents have not been altered, impaired, modified or waived in any material respect, except prior to the Cut Off Date by written instrument duly submitted for recordation (except as otherwise disclosed on Schedule A), to the extent required, and as specifically set forth in the related Loan File.

(iv) The Loan Files provided to Buyer with respect to each Loan includes all documents in the possession of the Sellers, or copies thereof, relating to the Loans.

(v) No Loan has been satisfied, cancelled, subordinated or rescinded. No Obligor has been released, in whole or in part, except by written instrument as specifically set forth in the related Loan File, and as disclosed on Schedule A.

(vi) Except for set-offs, counterclaims or defenses asserted in the litigation identified on Schedule B hereto, the Loan is not subject to any right of rescission, set-off, counterclaim or defense.

(g) OREO and OREO Companies.

(i) Each OREO Company is a corporation or limited liability company, validly existing and in good standing under the laws of the state of its organization, and has the power and authority, as applicable, (A) to own, operate and lease such of the Indirect OREO it owns, operates and leases, and (B) to carry on its business as it is now being conducted.

(ii) The Seller has good and marketable title to the Equity Interests owned by it, free and clear of all liens, claims and encumbrances. No person other than the Sellers or entities owned and controlled solely by the Sellers owns any Equity Interests.

(iii) No OREO Company has conducted any operations other than ownership and operation of the Indirect OREO owned by it and no OREO Company has any liabilities or obligations, contingent or otherwise, except for the Assumed Contracts applicable thereto or liabilities or obligations incurred in the ordinary course of business in operating the Indirect OREO and disclosed to the Buyer.

(iv) Each OREO Company has received a Title Insurance Policy or binding commitment to issue a Title Insurance Policy to a designee of the Buyer, which was issued by a Title Insurer qualified to do business in the jurisdiction where the applicable Indirect OREO is located, covering the portion of each Indirect OREO comprised of real estate and insuring title to the Indirect OREO (or, if applicable, leasehold interest), subject only to Permitted Liens.

(v) The Seller has received a Title Insurance Policy or binding commitment to issue a Title Insurance Policy to a designee of the Buyer, which was issued by a Title Insurer qualified to do business in the jurisdiction where the applicable Direct OREO is located, covering the portion of each Direct OREO comprised of real estate and insuring title to the Direct OREO (or, if applicable, leasehold interest), subject only to Permitted Liens.

(h) Compliance with Laws. The terms of the Loan documents evidencing the Loans comply in all material respects with all Applicable Laws. The Seller has complied with all material requirements pertaining to the origination, funding, servicing and collection of the Loans, including but not limited to, usury and any and all other material requirements of any Applicable Law, and the Seller has no actual knowledge of any non-compliance of any predecessor or prior servicer with respect to the Loans.

(i) Insurance. At all times from the execution date hereof to the date immediately preceding the Closing Date, the Seller will cause to be maintained in force, fire and extended coverage insurance and commercial general liability insurance upon each OREO as now in existence.

(j) Environmental Compliance. An Environmental Site Assessment relating to each Mortgaged Property and OREO was obtained and reviewed by the Seller in connection with the origination of the underlying Loan or loan and a true, correct and complete copy is included in the Loan File or OREO File.

(i) Seller has not obtained any Environmental Site Assessments other than those included in the Loan Files or OREO Files and provided to Buyer in connection with the Loans and OREO and has no actual knowledge of, any adverse circumstances or conditions with respect to or affecting the Mortgaged Property or OREO that would necessitate any further Environmental Site Assessments.

(ii) The related Mortgage or other Loan documents contain covenants on the part of the related Obligor requiring its compliance with any present or future federal, state and local Environmental Laws and regulations in connection with the Mortgaged Property.

(k) Appraisals. An appraisal of the related Mortgaged Property was conducted in connection with the origination of such Loan.

(l) Disbursement of Loan Proceeds. No Obligor has the right to disbursement of additional loan proceeds or future advances with respect to any Loan, except as detailed on Schedule A.

(m) Cross-Collateralization. The Loans are not secured by the same property as any other loan held by the Seller or its affiliates, which is not the subject of this Agreement.

(n) Litigation. To the best of the Sellers’ actual knowledge, there is no litigation, proceeding or governmental investigation pending, or any order, injunction or decree outstanding, existing or relating to the Loans, OREO or OREO Companies, except as disclosed on Schedule B.

(o) Assets Subject to Sale Orders.

(i) Those certain orders (the “Sale Orders”), each dated and entered on April 9, 2010 by the Honorable Kathryn C. Ferguson, United States Bankruptcy Judge of the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”), in the case entitled In re Solomon Dwek, et al, Lead Case No.: 07-11757 (KFC), pertaining to the sale of the properties located at 201 and 211 Highway 35 (Block 265, Lots 152-157 and 130-134), Neptune Township, Monmouth County, New Jersey and 1408 Corlies Avenue 1/2 (Block 212, Lot 3) and 1410 Corlies Avenue (Block 212, Lot 2), Neptune Township,

Monmouth County, New Jersey (together, the “Properties”) have not been appealed, vacated, modified, or stayed and are final non-appealable orders as of the date hereof.

(ii) The sales of the Properties were properly conducted in accordance with (A) the Order Granting Motion and the Bidding Procedures Order as those terms are defined in the Sale Orders and (B) all other orders entered by the Bankruptcy Court with respect thereto.

(iii) Notice of the sales of the Properties and any hearings with respect thereto was properly provided to all parties-in-interest entitled to receive such notice, including but not limited to any such parties asserting liens, claims, encumbrances, or interests of any kind or nature whatsoever against the Properties.

(iv) Seller Intervest National Bank, as the Credit Bidder as that term is defined in the Sale Orders, was not required to, and did not, execute a Real Estate Agreement of Sale, or any other such agreement of sale, to effectuate the sale of the Properties pursuant to the Sale Orders.

(v) Seller Intervest National Bank has the authority to assign its rights as Credit Bidder under the Sale Orders to the Buyer.

(vi) All obligations of the Credit Bidder to the Bankruptcy trustee with respect to the Properties after entry of the Sale Order through Closing as that term is defined in the Sale Orders are contained within the Sale Orders themselves and that there are no other agreements, whether oral or written, imposing any further obligations on the Credit Bidder with respect thereto.

(p) Accuracy of Information. All written factual information heretofore furnished by the Sellers for purposes of or in connection with the Sale Documents, or any transaction contemplated hereby or thereby is true and accurate in all material respects as of the date such information is stated or certified.

4.3 Representations and Warranties of the Buyer. The Buyer hereby represents and warrants as follows:

(a) Organization, Existence, Etc. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is registered or qualified to conduct business in all other jurisdictions in which the failure to be so registered or qualified would materially and adversely affect the ability of the Buyer to perform its obligations hereunder.

(b) Authority and Enforceability, Etc. The Buyer has the power and authority to make, execute, deliver and perform its obligations under the Sale Documents and all of the transactions contemplated under the Sale Documents, and has taken all necessary corporate action to authorize the execution, delivery and performance of the Sale Documents. Each of the Sale Documents constitutes the legal, valid and binding obligation of the Buyer enforceable in accordance with their terms, except as enforcement of such terms may be limited by applicable Insolvency Laws and general principles of equity, whether considered in a suit at law or in equity.

(c) No Consents or Approvals Required. The Buyer is not required to obtain the consent of any other party (other than those that it has already obtained) or any consent, license, approval or authorization from, or registration or declaration with, any Governmental Authority (other than those that it has already obtained) in connection with the execution, delivery, performance, validity or enforceability of the Sale Documents.

(d) Conflict with Applicable Laws or Contracts. The execution, delivery and performance by the Buyer of the Sale Documents, and the consummation of the transactions contemplated hereby or thereby, will not violate in any material respect any Applicable Law applicable to the Buyer, or conflict with, result in a default under or constitute a breach of the Buyer’s organizational documents or the contractual obligations to which the Buyer is a party or by which the Buyer or any of the Buyer’s properties may be bound, or result in the creation or imposition of any Lien of any kind upon any of its properties pursuant to the terms of any such contractual obligations.

(e) Financial Condition. Neither the Buyer nor any general partner, limited partner, shareholder, member or joint venturer in the Buyer is involved in any financial difficulties which would impair or prevent a closing pursuant to this Agreement on the Closing Date. The Buyer has now and will have as of the Closing Date sufficient liquid assets, capital and net worth to meet its obligations under the Sale Documents and to pay the Purchase Price without any financing or other contingencies.

(f) Decision to Purchase. The Buyer’s bid and decision to purchase the Assets is based upon its own comprehensive review and independent expert evaluation and analysis of the Loan documents and other materials deemed relevant by the Buyer and its agents. The Buyer has made such independent investigation as the Buyer deems to be warranted into the nature, title, attachment, perfection, priority, validity, enforceability, collectability and value of the Loans, the title, condition and value of the OREO and any collateral securing the Loans, the market conditions and other characteristics of the places where any such OREO or collateral is located, and all other facts it deems material to the purchase of the Assets.

(g) No Reliance. In entering into this Agreement and the other Sale Documents, the Buyer has not relied upon any oral or written information from any Seller or any of its respective employees, agents, attorneys or representatives, other than the representations and warranties of the Sellers contained herein. The Buyer acknowledges that no employee, agent, attorney or representative of any Seller has been authorized to make, and that the Buyer has not relied upon, any statements, representations or warranties other than those specifically contained in this Agreement.

(h) Brokers. The Buyer has not directly or indirectly dealt with anyone acting in the capacity of a finder or broker or incurred any obligation for any finder’s or broker’s fee or commission in connection with the transactions contemplated by this Agreement (other than any fees or commissions for which the Buyer shall be solely liable).

(i) Accuracy of Information. All written factual information heretofore furnished by the Buyer for purposes of or in connection with the Sale Documents, or any transaction contemplated hereby or thereby, is true and accurate in all material respects as of the date such information is stated or certified.

ARTICLE V

REPURCHASE OF ASSETS FOR BREACH OF WARRANTY

5.1 No Impairment. The representations and warranties of the Sellers contained in Section 4.2 shall not be impaired by any review and examination of the Loan Files, OREO Files or other documents evidencing or relating to the Loans or OREO or any failure on the part of the Buyer to review or examine such documents and shall inure to the benefit of any assignee, transferee or designee of the Buyer, insofar as such assignee, transferee or designee is controlled by, controlling or under common control with the Buyer or any member of the Buyer.

5.2 Right to Cure Breach or Repurchase Affected Assets. Upon a discovery by the Buyer of a breach of a representation or warranty as set forth in Section 4.2 as to any matter that adversely affects the value of any Loan or OREO, the Buyer shall give prompt written notice to the Sellers. Within 30 days of its receipt of notice of any such breach of a representation or warranty, the relevant Seller shall (i) promptly cure such breach in all material respects, or (ii) repurchase each such Loan, Direct OREO or the Equity Interests of the OREO Company which owns each such Indirect OREO (the “Relevant OREO Company”) from the Buyer at the Repurchase Price. The Repurchase Price for a Loan, Direct OREO or the Equity Interests of a Relevant OREO Company repurchased pursuant to this Section shall be remitted by the relevant Seller on the date of repurchase as instructed by Buyer, with notice to Buyer of the amount of such remittance and the Asset concerned. Notwithstanding the foregoing or any other provision of this Agreement, in the event of a breach of the relevant Seller’s representation and warranty in Section 4.2(a) as to the principal balance of a Loan as of the Cut Off Date by reason of the amount set out in Schedule A for a Loan under the column captioned “Principal Balance as of Cut Off Date” being incorrect, the Seller shall in lieu of any other remedy pay to the Buyer the Adjustment Payment; provided that no such Adjustment Payment shall be required (x) unless Buyer has informed the Sellers of the breach on or before the first anniversary of the Closing or (y) with respect to changes in principal amount that are the result of the reallocation or recharacterization of payments received as principal to interest in a bankruptcy or foreclosure proceeding.

5.3 Reassignment of Repurchased Assets. Upon receipt by the Buyer of the Repurchase Price for a Loan, Direct OREO or the Equity Interests of a Relevant OREO Company being repurchased, the Buyer shall assign to the Seller all of the Buyer’s right, title and interest in such Loan, Direct OREO or the Equity Interests of such Relevant OREO Company, as applicable, in each case without recourse, representation or warranty. Seller shall have the right, in connection with any such repurchase, to have assigned to it any Assumed Contract related to the Asset to the extent such Assumed Contract is in effect and is assignable without third party consent, fee or penalty, in which case the Seller will assume and agree to perform such Assumed Contract from and after the date of assignment.

5.4 Servicing of Repurchased Assets.

(a) The Buyer agrees that it shall service the Assets in the same manner in which it services similar assets.

(b) If a Seller repurchases a Loan, Direct OREO or the Equity Interests of a Relevant OREO Company pursuant to Sections 5.2 and 5.3, and, as a result of the Buyer’s breach of its covenant as to the servicing of such Asset set forth in Section 5.4(a), suffers a loss with respect to such Asset, the Buyer shall indemnify such Seller for the losses incurred by it as a result of such breach, up to the Repurchase Price paid by the Seller for such Asset. Notwithstanding anything to the contrary in this Agreement, the Sellers’ sole remedy for the Buyer’s breach of Section 5.4(a) shall be as set forth in this Section 5.4(b). For the avoidance of doubt, a claim under this Section 5.4(b) shall not affect a Seller’s obligation to repurchase an Asset under Sections 5.2 and 5.3.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING

6.1 Conditions Precedent to Buyer’s Obligations. The obligation of the Buyer to complete the purchase and sale of the Assets pursuant to this Agreement is subject to the fulfillment on or prior to Closing Date of each the following conditions, unless the same is specifically waived in writing by the Buyer.

(a) Performance of Covenants. Each and all of the covenants and agreements of the Seller to be performed or complied with at or prior to Closing pursuant to this Agreement (including those obligations set forth in Article III) shall have been duly performed or complied with in all material respects by the Seller, and the Seller shall have delivered to the Buyer a Certificate to that effect, dated as of the Closing Date.

(b) Representations and Warranties. The representations and warranties of Seller set forth in Sections 4.1 and 4.2 of this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes “material” or other materiality qualifier, such representation shall be true and correct in all respects and except where any representation or warranty is qualified by knowledge, then such representation shall be true and correct after giving effect to such qualification) on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date, and the Seller shall have delivered to the Buyer a Certificate to that effect, dated as of the Closing Date.

(c) Legal Opinion. The Seller shall have delivered to the Buyer an opinion of counsel to the Seller, in form and substance reasonably satisfactory to the Buyer, as to (i) the enforceability of the Sale Documents, (ii) the legal characterization of the transfer of the Assets as a sale of assets from the Seller, as opposed to a secured borrowing, in the event of a conservatorship or receivership of the Seller and (iii) Seller’s receipt of all required regulatory approvals necessary to complete the transactions contemplated by this Agreement.

(d) Investment Agreement. An Investment Agreement shall have been entered into, in the form attached hereto as Exhibit F.

(e) No Proceeding or Prohibition. At the time of the Closing, there shall not be any litigation, investigation, inquiry, or proceeding pending or threatened in or by any court or agency of any government or by any third party which presents a bona fide claim to restrain, enjoin, or prohibit consummation of the transaction contemplated by this Agreement or which might result in rescission in connection with such transactions.

(f) Governmental Approvals. All requisite federal, state and local governmental and regulatory approvals relating to the transactions contemplated hereby, if any, shall have been obtained.

(g) Other Approvals. Upon the request of the Buyer, the Sellers shall have provided certified copies of appropriate resolutions, directions and consents approving the execution and delivery of the Sale Documents and the consummation of the transactions contemplated hereby or thereby, together with such other Certificates of incumbency and other evidences of authority as the Buyer or its counsel may reasonably require.

6.2 Conditions Precedent to Seller’s Obligations. The obligation of the Seller to complete the purchase and sale of the Assets pursuant to this Agreement is subject to the fulfillment on or prior to Closing Date of each the following conditions, unless the same is specifically waived in writing by the Seller.

(a) Performance of Covenants. Each and all of the covenants and agreements of the Buyer to be performed or complied with at or prior to Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects by the Buyer, and the Buyer shall have delivered to the Seller a Certificate to that effect, dated as of the Closing Date.

(b) Representations and Warranties. The representations and warranties of the Buyer set forth in Section 4.3 of this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes “material” or other materiality qualifier, such representation shall be true and correct in all respects and except where any representation or warranty is qualified by knowledge, then such representation shall be true and correct after giving effect to such qualification) on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date, and the Buyer shall have delivered to the Seller a Certificate to that effect, dated as of the Closing Date.

(c) No Proceeding or Prohibition. At the time of the Closing, there shall not be any litigation, investigation, inquiry, or proceeding pending or threatened in or by any court or agency of any government or by any third party which presents a bona fide claim to restrain, enjoin, or prohibit consummation of the transaction contemplated by this Agreement or which might result in rescission in connection with such transactions.

(d) Governmental Approvals. All requisite federal, state and local governmental and regulatory approvals relating to the transactions contemplated hereby, if any, shall have been obtained.

(e) Other Approvals. Upon the request of the Seller, the Buyer shall have provided certified copies of appropriate resolutions, directions and consents approving the execution and delivery of the Sale Documents and the consummation of the transactions contemplated hereby or thereby, together with such other Certificates of incumbency and other evidences of authority as the Seller or its respective counsel may reasonably require.

(f) Investment Agreement. An Investment Agreement shall have been entered into, in the form attached hereto as Exhibit F.

ARTICLE VII

ADDITIONAL COVENANTS AND INDEMNIFICATION

7.1 Payments Subsequent to the Closing Date. The Sellers shall notify the Buyer within five (5) Business Days after the Sellers’ (or an affiliate’s) receipt of any repayments or recoveries with respect to the Loans or OREO on or after the Closing Date (including payments representing refunds with respect to insurance or other prepaid items on OREO that the Buyer is entitled to pursuant to Section 2.7(b), above), and shall pay to the Buyer, within fifteen (15) Business Days after such receipt, the amount of any such repayments or recoveries, to the extent collected in good funds by the Seller and not already so paid to the Buyer.

7.2 Execution of Separate Assignments. At and after the Closing, to the extent prepared by the Buyer, the Sellers shall execute, and acknowledge if appropriate, for delivery to the Buyer one or more additional documents to the extent required by applicable public recording or filing laws to transfer to such Buyer the rights, title and interests of the relevant Seller in, to and under the Assets (collectively, “Separate Assignments”). The Separate Assignments shall be without recourse, representation or warranty of any kind or nature. Such qualifying language on the Separate Assignments shall not affect, limit or enlarge the obligations of the Sellers and the rights, remedies and recourse of the Buyer under this Agreement. The Buyer shall prepare and furnish any and all further Separate Assignments, if necessary, in form satisfactory to the Sellers. The Buyer shall promptly file or record each Separate Assignment, at its sole cost and expense.

7.3 Further Assurances. From and after the date hereof, each party hereto agrees to execute and deliver such instruments, provide such information and data and take such other actions as the other party hereto may reasonably request in order to carry out and implement this Agreement and as may be required to transfer the servicing of the Loans. The parties shall cooperate with each other in executing any necessary and proper documents and notices as may be appropriate in furtherance of the foregoing covenant and consistent with the terms of this Agreement. If requested by the Buyer, the Sellers shall consent to the filing of a financing statement on form UCC-1 covering the Loans transferred hereby.

7.4 Pledged Accounts and Instruments. The Sellers agree that all cash collateral accounts, deposit accounts, certificates of deposit or other instruments which are pledged by any Obligor with respect to a Loan will continue to be maintained by the relevant Seller for the benefit of the Buyer in accordance with the relevant underlying documentation, unless otherwise directed by the Buyer, and the relevant Seller will execute such documents as are necessary to perfect the security interest of the Buyer in such accounts or instruments, including, without limitation, a deposit account control agreement in form acceptable to the Sellers and the Buyer if authorized by the applicable Loan documents.

7.5 Information after Closing. For a period of seven (7) years following the Closing, upon written request of the Sellers to the Buyer or the Buyer to the Sellers, as the case may be, such requested party shall provide the requesting party with reasonable access to, or copies of, information and records relating to the Loans, OREO and OREO Companies which are then in the possession or control of the requested party reasonably necessary to permit the requesting party or any of its subsidiaries or affiliates to comply with or contest any applicable legal, tax, banking, accounting, or regulatory policies or requirements, or any legal or regulatory proceeding thereunder or requests related to the Loans, OREO and OREO Companies. In the event of any such requests, the requesting party shall reimburse the requested party for the reasonable costs of the requested party related to such request and shall indemnify the requested party for any expenses or losses incurred by the requested party in the event that the requesting party loses, destroys or misplaces any document which is provided to the requesting party. This obligation shall terminate as to the Buyer as to a Loan, OREO or OREO Company upon the sale or settlement, as applicable, of that Loan, OREO or OREO Company.

7.6 Notices.

(a) From and after the date hereof, the Sellers will provide to the Buyer, immediately upon receipt thereof, any and all written notices relating to the Loans, OREO and OREO Companies received by a Seller or its agents or representatives from any governmental or quasi-governmental instrumentality, insurance company, vendor, Obligor or other party, or from any other entity or party, which notices are of a type not normally received by prudent owners of assets such as the Loans, OREO and OREO Companies, or which may have a material effect upon the Loans, OREO and OREO Companies or result in a material change in a representation or warranty made by the Sellers hereunder.

(b) No later than five (5) Business Days after the Closing Date, the Sellers shall mail notifications to all Obligors of the sale and assignment of their respective Loans to the Buyer. Such notification shall be substantially in the form attached hereto as Exhibit I and shall be mailed by the Sellers at the Sellers’ expense.

7.7 Indemnity.

(a) Sellers’ Indemnity of Buyer. From and after the Closing Date, the Sellers agree to indemnify, defend and hold harmless the Buyer, its affiliates and its successors and assigns and each of their respective directors, officers, partners, employees, agents and representatives from and against any and all losses to the extent relating to, resulting from or arising out of:

(i) the ownership or management of any of the OREO, OREO Companies or the ownership or servicing of any of the Loans prior to the Closing Date;

(ii) any breach of any warranty or representation made by the Seller in this Agreement;

(iii) any claims related to escrow deposits and payments related to a Loan which were or are in the possession of, or under the control of, the Seller (except to the extent they have been disbursed for their intended purpose or were delivered to the Buyer or credited against the Purchase Price); and

(iv) any breach of or failure by the Seller to perform any covenant or obligation set forth in this Agreement excluding, however, in each case above, (A) losses to the extent such losses resulted from the gross negligence or willful misconduct on the part of the indemnified party seeking indemnification; (B) losses to the extent the same include losses in respect of Assets that are uncollectible or otherwise unpaid on account of the insolvency, bankruptcy or lack of creditworthiness of any related Obligor or any change in the value of any OREO or other Asset; and (C) losses to the extent constituting taxes imposed on or measured by the overall net income of such indemnified party, provided, further, however, that the foregoing shall not limit the liability of the indemnifying party, or limit the recourse of the indemnified party or any other person against the indemnifying party, for amounts otherwise specifically provided to be paid by the indemnifying party under the terms of this Agreement.

For the avoidance of doubt, the Buyer’s right to indemnification under this Section 7.7(a) shall be in addition to any other rights and remedies to which the Buyer is entitled, including the Buyer’s rights set forth in Article V of this Agreement.

(b) Buyer’s Indemnity of Sellers. From and after the Closing Date, the Buyer agrees to indemnify, defend and hold harmless the Sellers, their affiliates and their successors and assigns and each of their respective directors, officers, partners, employees, agents and representatives from and against any and all losses to the extent relating to, resulting from or arising out of:

(i) The ownership, management or servicing of any of the Assets or OREO after the Closing Date;

(ii) Any breach of any warranty or representation made by Buyer in this Agreement;

(iii) Any claims related to escrow deposits and payments related to a Loan which were in the possession of, or under the control of the Buyer; and

(iv) Any breach of or failure of the Buyer to perform any covenant or obligation set forth in this Agreement, excluding, however, in each case above, (A) losses to the extent such losses resulted from the gross negligence or willful misconduct on the part of the indemnified party seeking indemnification; (B) losses to the extent the same include losses in respect of Assets that are uncollectible or otherwise unpaid on account of the insolvency, bankruptcy or lack of creditworthiness of any related Obligor or any change in the value of any OREO or other Asset; and (C) losses to the extent constituting taxes imposed on or measured by the overall net income of such indemnified party, provided, further, however, that the foregoing shall not limit the liability of the indemnifying party, or limit the recourse of the indemnified party or any other person against the indemnifying party, for amounts otherwise specifically provided to be paid by the indemnifying party under the terms of this Agreement.

(c) Certain Limitations. The indemnification provided for in Sections 7.7(a) and 7.7(b) shall be subject to the following limitations:

(i) The Sellers shall not be liable for indemnification under Section 7.7(a) until the aggregate amount of all losses in respect of indemnification under Section 7.7(a) exceeds $50,000, in which event the Sellers shall be required to pay or be liable for all such losses from the first dollar.

(ii) The Buyer shall not be liable for indemnification under Section 7.7(b) until the aggregate amount of all losses in respect of indemnification under Section 7.7(b) exceeds $50,000, in which event the Sellers shall be required to pay or be liable for all such losses from the first dollar.

7.8 Indemnification Procedures for Certain Losses.

(a) Procedure for Third Party Claims.

(i) If a party (the “Indemnitee”) shall receive written notice of the assertion by any person not a party to this Agreement of any claim or of the commencement of any action or proceeding (a “Third Party Claim”) with respect to which the other party (the “Indemnitor”) is obligated to provide indemnification pursuant to Section 7.7, the Indemnitee shall give the other party prompt written notice after becoming aware of such Third Party Claim. The failure of the Indemnitee to give notice as provided in this Section 7.8 shall not relieve the other party of its obligations for indemnification under this Agreement, except to the extent that the other party is actually prejudiced thereby. The notice from the Indemnitee shall describe the Third Party Claim in reasonable detail.

(ii) The Indemnitor may elect to settle or defend, at the Indemnitor’s own expense and by the Indemnitor’s own counsel, any Third Party Claim. If the Indemnitor elects to settle or defend a Third Party Claim, it shall, within thirty

(30) days of being notified of the Claim (or sooner, if the nature of the Third Party Claim so requires), notify the Indemnitee in writing of its intent to do so, and the Indemnitee shall cooperate in the settlement of, or defense against, the Third Party Claim. The Indemnitor shall pay the Indemnitee’s actual out-of-pocket expenses incurred in connection with its cooperation. After notice from the Indemnitor to an Indemnitee of its election to assume the defense of a Third Party Claim, the Indemnitor shall not be liable to the Indemnitee under this Agreement for any legal expenses subsequently incurred by the Indemnitee in connection with defense of the Third Party Claim; provided that the Indemnitee shall have the right to employ one counsel in each applicable jurisdiction (if more than one jurisdiction is involved) to represent the Indemnitee if, in the Indemnitee’s reasonable judgment, a material divergence of interests between the Indemnitee and the Indemnitor exists in respect of such Third Party Claim, and in that event the fees and expenses of such separate counsel shall be paid by the Indemnitor.

(iii) If the Indemnitor elects not to defend against a Third Party Claim, or fails to notify an Indemnitee of its election as provided above, the Indemnitee may pay, settle or defend such Third Party Claim on behalf of, and for the account and risk of and at the cost and expense of, the Indemnitor, except that the Indemnitee shall not consent to entry of any judgment or enter into any settlement of such Third Party Claim, without the written consent of the Indemnitor (such consent not to be unreasonably withheld). The Indemnitor shall not consent to entry of any judgment or enter into any settlement, except with the written consent of the Indemnitee (which consent shall not be unreasonably withheld), if such judgment or settlement (A) provides for any relief other than money damages, or (B) does not contain as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee of a release from all liability in respect of the Third Party Claim.

(b) Procedure for Non-Third Party Claims. With respect to any claim for indemnification under Section 7.7 which does not result from a Third Party Claim, the Indemnitor shall have a period of thirty (30) days after receipt of notice from the Indemnitee within which to respond to the Indemnitee. If the Indemnitor does not respond within such thirty (30) day period, the Indemnitor shall be deemed to have accepted responsibility to make payment and shall have no further right to contest the validity of such claim. If the Indemnitor does respond within the thirty (30) day period and rejects the claim in whole or in part, the Indemnitee shall be free to pursue all such remedies as may be available to the Indemnitee under this Agreement or applicable law.

(c) Reduction of Claim or Loss. If the amount of any claim for indemnification under Section 7.7 shall, at any time subsequent to payment by the Indemnitor for such claim, be reduced by actual recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnitor.

ARTICLE VIII

TERMINATION

8.1 Termination by Mutual Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by mutual consent of the parties.

8.2 Termination by the Sellers. This Agreement may be terminated and the transactions contemplated hereby abandoned by the Sellers:

(a) in the event of a material breach by the Buyer of this Agreement; or

(b) on or after midnight, Eastern Standard Time, on May 28, 2010, (the “Termination Date”) if the Closing has not then occurred unless the failure to consummate by such time is due to a breach of this Agreement by the Seller.

8.3 Termination by the Buyer. This Agreement may be terminated and the transactions contemplated hereby abandoned by the Buyer:

(a) in the event of a material breach by either Seller of this Agreement; or

(b) on or after the Termination Date if the Closing has not then occurred unless the failure to consummate by such time is due to a breach of this Agreement by the Buyer.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Expenses. The Sellers have agreed to pay the Buyer’s actual, third-party out-of-pocket expenses (including attorneys’ fees and other professional fees) in connection with this Agreement and the investment agreement referenced in Section 6.1(d), up to an aggregate maximum amount of $175,000.00. The Buyer and the Sellers acknowledge that the Sellers have funded an initial deposit of $75,000.00 to be applied against the total expenses of the Buyer. Any additional expenses incurred by the Buyer in excess of the initial deposit and payable by the Sellers shall, subject to the foregoing cap, be applied against and reduce the Purchase Price. Other than as set forth in the foregoing sentence, each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated under this Agreement.

9.2 Certificates. All statements contained in any certificate (“Certificate”) delivered by or on behalf of a Seller or the Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties of the party delivering the Certificate hereunder. Each such Certificate shall be executed on behalf of the party delivering the Certificate by duly authorized officers of such party.

9.3 Notices. All notices and other communications hereunder may be made by mail, hand-delivery or by courier service and notice shall be deemed to have been given when received; provided, however, if notices and other communications are made by nationally recognized overnight courier service for overnight delivery, such notice shall be deemed to have been given one business day after being forwarded to such a nationally recognized overnight courier service for overnight delivery.

If to a Seller:

Intervest National Bank

One Rockefeller Plaza, Suite 400

New York, New York 10020-2002

Attn: Lowell S. Dansker

Telephone No: (212) 218-2800

Fax No.: (212) 218-8390

E-Mail Address: ldansker@inbny.com

with a copy to:

Thomas E. Willett, Esq.

Harris Beach PLLC

99 Garnsey Road

Pittsford, New York 14534

Telephone No.: (585) 419-8646

Fax No.: (585) 419-8818

E-Mail Address: twillett@harrisbeach.com

If to the Buyer:

VFC Partners 4 LLC

6400 Imperial Drive

Waco, TX 76712

Attn: Kathy McNair

Telephone No: 254-761-2870

Fax No.: 254-761-2955

E-mail Address: kmcnair@fcfc.com

with a copy to:

VFC Member LLC

8500 Normandale Lake Blvd., Suite 1500

Minneapolis, MN 55437

Attn: Christopher N. Giles

Telephone No.: 952-893-1554

Fax No.: 952-893-9613

E-mail Address: cgiles@varde.com

And with a copy to:

David Weitman

K&L Gates LLP

1717 Main Street, Suite 2800

Dallas, TX, 75201

Telephone No: 214-939-5427

Fax No.: 214-939-5849

E-mail Address: david.weitman@klgates.com

and

Sean P. Mahoney

K&L Gates LLP

State Street Financial Center

One Lincoln Street

Boston, MA 02111

Telephone No: 617-261-3202

Fax No.: 617-261-3175

E-mail Address: sean.mahoney@klgates.com

or such other person or address as any such party may designate by notice to the other parties, and shall be deemed to have been given as of the date received.

9.4 Parties in Interest; Amendment. The rights and obligations of the Sellers and the Buyer shall be exclusively and individually binding upon, and shall inure exclusively and individually to the benefit of, the Sellers and the Buyer and the respective permitted successors or assigns of each party. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors, legal representatives, and assigns, and no person who is not a party hereto (or a permitted successor or assignee of such party) shall have any rights or benefits under this Agreement, either as a third party beneficiary or otherwise. This Agreement cannot be amended or modified, except by a written agreement executed by the parties hereto or their respective permitted successors and assigns.

9.5 Severability. Each part of this Agreement is intended to be severable. If any term, covenant, condition or provision hereof is unlawful, invalid, or unenforceable for any reason whatsoever, and such illegality, invalidity, or unenforceability does not affect the remaining parts of this Agreement, then all such remaining parts hereof shall be valid and enforceable and have full force and effect as if the invalid or unenforceable part had not been included.

9.6 Construction. Unless the context otherwise requires, singular nouns and pronouns (including defined terms), when used herein, shall be deemed to include the plural and vice versa, and impersonal pronouns shall be deemed to include the personal pronoun of the appropriate gender.

9.7 Headings. The headings, table of contents, and index to defined terms (if any) used in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.8 Assignment. No party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Any purported assignment or delegation in violation of this Section shall be null and void. No assignment or delegation shall relieve the assigning or delegating party of any of its obligations hereunder.

9.9 Survival. Each and every covenant made by the Buyer or a Seller in this Agreement shall survive the Closing and shall be independently enforceable, provided, however, that the Sellers’ representations and warranties set forth in Sections 4.1 and 4.2 and the Buyer’s representations and warranties set forth in Section 4.3 shall expire twenty-four (24) months after the Closing Date, after which time no claim for breach of a Seller’s or the Buyer’s representations or warranties may be made.

9.10 Press Releases. Any and all public announcements of any kind or nature whatsoever concerning the transactions contemplated hereby made before, on or after the Closing Date, including any communications with the press as background or otherwise off the record, shall require the prior written approval of the Buyer and the Seller, provided, however, that nothing in this Section 9.10 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or desirable or advisable in order to satisfy such party’s disclosure obligations imposed by law.

9.11 Entire Agreement. This Agreement supersedes any and all prior discussions and agreements between either Seller and the Buyer with respect to the purchase of the Assets and other matters contained herein, and this Agreement contains the sole and entire understanding between the parties hereto with respect to the transactions contemplated herein. All schedules, exhibits, and appendices to this Agreement are incorporated into this Agreement by reference and made a part hereof.

9.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York.

9.13 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

Witness:	INTERVEST NATIONAL BANK

	By:	/s/ Lowell S. Dansker
Lowell S. Dansker
Chief Executive Officer

Witness:	INTERVEST MORTGAGE CORPORATION

	By:	/s/ Lowell S. Dansker
Lowell S. Dansker
Chief Executive Officer

Witness:	VFC PARTNERS 4 LLC

	By:	/s/ Jim Holmes
Jim Holmes
Executive Vice President